Exhibit 99.1

TO OUR SHAREHOLDERS

During the last year, we have remained focused on our priorities of maximizing the value of our five land holdings and our company’s publicly traded stock exchange listing.  In addition, we are working diligently on the best way to solve the company’s liquidity needs going into 2012.

SALE OF NORTHRIDGE LAND

As the company has disclosed in its SEC filings, we continue to incur negative cash flow.  The primary reason for the company’s negative cash flow is that it has five tracts of land zoned for 1,232 apartment units that do not produce revenue but incur carrying costs of interest expense and real estate taxes.  These five tracts of land have a combined carrying value of $42 million and are encumbered with land loans totaling $14 million.  In addition, operating a small public company is extremely expensive in today’s regulatory climate.

In order to address our liquidity requirements, the company decided to sell its 11-acre Northridge property.  On June 30, 2011, the company entered into a contract to sell the Northridge property to Roberts Properties, Inc. for $5,060,000 or $23,000 per apartment unit, plus the reimbursement of certain development and construction expenses in the amount of $303,789, for a total cash sales price of $5,363,789.  The sale is scheduled to close by November 30, 2011.

STRATEGIC ALTERNATIVES

On June 30, 2011, we retained Sandler O’Neill + Partners, L.P., a New York investment banking firm, to explore strategic alternatives for the company.  These options could include a sale, merger or other business combination; a recapitalization of the company; or the sale of the company’s real estate assets or a combination of these options.

Sandler O’Neill has implemented a formal process to thoroughly evaluate each of the company’s options.  To date, we have entered into 26 Non Disclosure Agreements with possible merger candidates.  The confidentiality and timing of these discussions, coupled with the applicable securities laws, limits the information that we can currently provide you regarding this process.

COMMERCIAL ASSETS

Due to the recent improvement in the retail and office sectors, the company has decided it is time to market for possible sale our Bassett and Spectrum retail centers and Northridge Office Building.  These possible sales would further reduce our negative cash flow and provide the company with additional liquidity.  They would also simplify our merger discussions and allow us to focus on our five land investments.

I look forward to seeing those of you who can attend at our annual meeting on September 29, 2011 at the Crowne Plaza Ravinia in Atlanta.

Sincerely,

/s/ Charles S. Roberts

Charles S. Roberts
President
September 1, 2011

This above letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Some of the forward-looking statements relate to our intent, belief or expectations regarding our plan to sell the Northridge land parcel to Roberts Properties, Inc. or its designee.  These statements involve risks and uncertainties, including the risk that Roberts Properties, Inc. or its designee may be unable to raise the equity and debt required and thus may be unable to close the purchase.  Other risks and uncertainties related to the sale include the occurrence, ultimate terms and timing of the sale.  Other forward-looking statements relate to our intent, belief or expectations regarding our examination of strategic alternatives and the possible sale of our Bassett and Spectrum retail centers and Northridge Office Building.  These statements involve risks and uncertainties, including the occurrence, terms and timing of one or more transactions or sales.  For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  For more information about other risks and uncertainties we face, please see the sections in our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q entitled “Risk Factors.”